Exhibit 10.18
April 29, 2008
Lance Smith
469 Mill River Lane
San Jose, CA 95134
Email: ll2smith@pacbell.net
Hm 408-894-0300
CL 408-209-1569
     Re: Offer Letter
Dear Lance:
     Fusion-io, Inc., is pleased to propose the following basic employment terms to you:
     1. Term: “At-will” commencing on May 19, 2008 or such other date as mutually determined between you and Fusion.
     2. Title and Duties: Senior Vice President Product Management and Marketing. Reporting directly to the CEO and will assist him in various General Management activities for the company that impact Product Management and Marketing and in building a Revenue Plan for the company, defining product features, releases and roadmaps, and working with distribution partners and suppliers and, other activities as they may arise. You will be in charge of building the Product Management and Product Marketing organization, hiring the resources and working with the CEO to obtain the revenue goals for the company. In addition you will be tasked with working with the OEM sales team in the management of customer facing issues and the Engineering team on development issues. The CEO will work with you to set the right revenue goals for the business and ensure that the overall plan is achieved and the milestones are fair and reasonable for the business. You shall perform such other duties and responsibilities on behalf of the Company as may reasonably be assigned from time to time by the CEO consistent with the position of Senior Vice President Product Management and Marketing.
     3. Base Compensation: $200,000.00 per year.
     4. Incentive Compensation: On target bonus is $100,000.00 per year. Your variable compensation will be directly tied to the overall Revenue Plan and Product release plan for the company on a 12 month basis as agreed upon by the CEO, which shall be finalized in your first 3 weeks with the Company. Your variable compensation will be 50% tied to the revenue plan and 50% Product releases and New Business Initiatives as agreed upon with the CEO which will include various general management initiatives. You will not be eligible to receive any bonus until at least 50% of the yearly sales targets are achieved from OEM. It is envisioned that we will incorporate a Fiscal Year ending on May 31, 2009.
     5. Benefits: To the extent that you are eligible, you shall be entitled to participate in corporate health insurance plans and 401(k) plans which are generally available on a group basis to employees of Fusion.
     6. Stock: Subject to approval by Fusion’s Board of Directors, Fusion shall grant to you an option to purchase Seventy Two (72,000) shares of Fusion’s Class B Common Stock, which such option shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan. The options will vest over a four year period, with a one year cliff after your commencement date (This number represents 1% of the total outstanding shares of the company post the Series A funding event.). In addition you will be granted the option to purchase additional shares of Fusion’s Class B Common Stock at the close of the Company’s Series B financing, such that you fully diluted ownership remains at 1% of the total outstanding shares of the company post the Series 13 funding event
     7. Sign-on Bonus: You will receive a sign on bonus of $100,000 paid within 2 weeks of starting your employment. If you voluntarily resign from the Company (other than a resignation that is a Resignation for Good Reason or a Termination without Cause), or if the Company terminates the Employee’s employment for Cause then you agree to refund the sign-on bonus.
     8. TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If you are Terminated without Cause or you resign for Good Reason from the Company, you will receive a lump sum of 12 months base compensation inclusive of applicable benefits and 12 months vesting of stock.
     9. CHANGE OF CONTROL TERMINATION. Accelerated vesting of stock option grant on Change of Control shall be on a double trigger, You will receive 12 additional months of accelerated vesting of all your option grants upon a Change of Control and termination without cause. The language for this shall be the same as other senior executives of the Company. By way of example if the company is acquired after month 3 of your employment you will be eligible for an additional 12 months of accelerated vesting or 15 months total.

     10. VOLUNTARY RESIGNATION: TERMINATION FOR CAUSE. If the Employee voluntarily resigns from the Company (other than a resignation that is an Resignation for Good Reason or a Termination without Cause), or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such resignation or termination.
     11. “GOOD REASON,” “CAUSE” AND “CHANGE OF CONTROL” have the meaning as defined in Appendix A attached hereto.
     12. OTHER AGREEMENTS: You agree to sign the companies standard Proprietary Information and Inventions Agreement, Confidentiality agreement and other non-disparagement and non-compete agreements in a form substantially similar to other senior executives.
     Lance, we are pleased to welcome you to Fusion. If you ever feel it necessary to discuss issues of your employment, please feel free to raise them frankly with us. Please signify your acceptance of this offer by signing below and returning this letter to me no later than Monday May 5, 2008.

Signed,

/s/ Donald Basile

Donald Basile

cc: John Walker

Accepted by:

/s/ Lance Smith	May 5, 2008

Lance Smith	Date

Supplement to April 2008 Letter
December 26, 2008
Lance Smith
469 Mill River Lane
San Jose, California 95134
     Re: Offer Letter
Dear Lance:
     Reference is made to the letter dated April 29, 2008 from Fusion Multisystems, Inc. (the “Company”) to you regarding your terms of employment (the “Offer Letter”).
     The purpose of this letter is to supplement the terms of the Offer Letter to include terms and conditions designed to make any payments pursuant to the Offer Letter compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).
     Your Offer Letter is hereby modified as follows:
     13. Incentive Compensation. Any Incentive Compensation payable pursuant to paragraph 4 of your Offer Letter shall be paid within 74 days following the year to which such payment relates.
     14. Termination without Cause or Resignation for Good Reason. Any severance payments payable to you following a termination without cause or a resignation for Good Reason pursuant to paragraph 6 of your Offer Letter are only payable if you have experienced a “separation from service.” Any such payments shall be made within thirty (30) days of your separation from service. For this purpose, a “separation from service” shall be defined within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
     Furthermore, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service, you shall not be entitled to any severance payment until the earlier of (i) the date which is six (6) months after your separation from service for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise

Supplement to April 2008 Letter
payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).
     Except as modified hereby, your Offer Letter remains unmodified.
     Please indicate your agreement with the foregoing by signing where indicated below.
Regards,
Donald Basile
Chief Executive Officer
Fusion Multisystems, Inc.
Acknowledged and agreed:
/s/ Lance Smith
Lance Smith
Date: 12/31/08